Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
     On February 16, 2010, Viasystems Group, Inc. (“Viasystems”) acquired Merix Corporation (“Merix”) in a transaction pursuant to which Merix became a wholly owned subsidiary of Viasystems (the “Merix Acquisition”). The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, is based upon the historical consolidated financial statements of Viasystems and Merix after giving effect to the Merix Acquisition and related transactions as if they occurred on January 1, 2010, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statement of operations.
     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, combine Viasystems’ audited consolidated statement of operations for the year ended December 31, 2010, and Merix’ historical unaudited condensed consolidated statement of operations for the period from January 1, 2010, through February 16, 2010.
     The unaudited pro forma condensed combined statement of operations should be read in conjunction with the information contained in Viasystems’ Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities Exchange Commission on February 9, 2011.
     The historical consolidated financial information of Viasystems and Merix has been adjusted in the unaudited pro forma condensed combined statement of operations to give pro forma effect to events that are, based upon available information and certain assumptions, (i) directly attributable to the Merix Acquisition, (ii) factually supportable and reasonable under the circumstances and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies or potential cost savings which may result from the consolidation of the operations of the companies, nor does it include restructuring expenses incurred related to the Merix Acquisition. Accordingly, the unaudited pro forma condensed combined statement of operations is presented for informational purposes only and is not intended to represent or be indicative of what Viasystems’ and Merix’ actual consolidated results of operations would have been had the Merix Acquisition actually occurred on January 1, 2010, nor is it intended to represent or be indicative of future consolidated results of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2010
(dollars in thousands, except per share amounts)

	Historical	Historical			Pro Forma
	Year ended	January 1 to	(See Note 2)		Year ended
	December 31, 2010	February 16, 2010	Pro Forma		December 31, 2010
	Viasystems Group, Inc.	Merix Corporation	Adjustments		Combined

Net sales	$929,250	$41,955	$—		$971,205
Operating expenses:
Cost of goods sold, exclusive of items shown separately	718,710	34,852	(933	) A	752,629
Selling, general and administrative	77,458	6,640	(7,811	) B	76,287
Depreciation	56,372	2,439	(839	) C	57,972
Amortization	1,710	211	(126	) D	1,795
Restructuring and impairment	8,518	156	(9,002	) E	(328)

Operating income (loss)	66,482	(2,343)	18,711		82,850
Other expense (income):
Interest expense, net	30,871	463	(1,649	) F,G,H	29,685
Amortization of deferred financing costs	1,994	97	(24	) I	2,067
Loss on early extinguishment of debt	706	—	—		706
Other, net	1,233	160	(125	) J	1,268

Income (loss) before income taxes	31,678	(3,063)	20,509		49,124
Income taxes	16,082	334	490	K	16,906

Net income (loss)	$15,596	$(3,397)	$20,019		$32,218

Less:
Net income attributable to noncontrolling interest	$2,044	$52	—		$2,096
Accretion of Class B Senior Convertible preferred stock	1,053	—	(1,053	) L	—
Conversion of Mandatory Redeemable Class A Junior preferred stock	29,717	—	(29,717	) M	—
Conversion of Redeemable Class B Senior Convertible preferred stock	105,021	—	(105,021	) M	—

Net (loss) income attributable to common stockholders	$(122,239)	$(3,449)	$155,810		$30,122

Basic (loss) earnings per share	$(6.81)				$1.51

Diluted (loss) earnings per share	$(6.81)				$1.51

Basic weighted average shares outstanding	17,953,233		2,026,028	N	19,979,261

Diluted weighted average shares outstanding	17,953,233		2,046,283	N	19,999,516

See accompanying notes to unaudited pro forma condensed combined statement of operations

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
(dollars in thousands, except per share data)
1. Basis of Presentation
The Merix Acquisition
     On February 16, 2010, Viasystems Group, Inc. (“Viasystems”) acquired Merix Corporation (“Merix”) in a transaction pursuant to which Merix became a wholly owned subsidiary of Viasystems (the “Merix Acquisition”). Merix was a leading manufacturer of technologically advanced, multi-layer printed circuit boards with operations in the United States and China. The total consideration paid by Viasystems in the merger was $111,203, and included cash of $35,326 and 3,877,304 shares of newly issued common stock of Viasystems representing approximately 19.4% of Viasystems’ common stock immediately following the Merix Acquisition. The Merix Acquisition was accounted for using the acquisition method of accounting.
The Recapitalization
     In connection with the Merix Acquisition, Viasystems undertook a recapitalization which, among a number of other related transactions, included the conversion of all outstanding shares of its preferred stock to newly issued common stock of Viasystems (the “Recapitalization”).
Accounting Periods
     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010, combines Viasystems’ audited consolidated statement of operations for the year ended December 31, 2010, and Merix’ historical unaudited condensed consolidated statement of operations for the period from January 1, 2010, through February 16, 2010.
Earnings Per Share
     The weighted average number of shares used to calculate basic and diluted earnings per share for the unaudited pro forma combined results for the year ended December 31, 2010, assumes that the Merix Acquisition and Recapitalization occurred on January 1, 2010. The weighted average number of shares used to calculate diluted earnings per share for the unaudited pro forma combined results for the year ended December 31, 2010, reflects the weighted average dilutive effect of restricted stock awards issued during the year.
2. Pro Forma Adjustments
     Adjustments included in the column under the heading “Pro Forma Adjustments” which are necessary to reflect the Merix Acquisition and related transactions include the following:
A.	Reflects an adjustment to cost of goods sold of $933 for the year ended December 31, 2010, to reverse the effect of a purchase accounting adjustment that increased the book value of inventory acquired from Merix to its estimated fair value, which approximated its selling price less an estimated profit from the selling effort.

B.	Reflects the elimination of Viasystems’ merger related transaction costs for the year ended December 31, 2010, of $4,711 and Merix’ merger related transaction costs for the period from January 1, 2010 to February 16, 2010, of $3,100.

C.	Reflects the elimination of Merix’ historical depreciation expense for the period from January 1, 2010 to February 16, 2010, of $2,439, and the recognition of depreciation expense of $1,600 for the period from January 1, 2010 to February 16, 2010, associated with the property, plant and equipment acquired from Merix.

D.	Reflects the elimination of Merix’ historical intangible asset amortization expense of $211 for the period from January 1, 2010, through February 16, 2010, and the recognition of amortization expense of $85 for the period from January 1, 2010 to February 16, 2010, related to amortizable intangible assets acquired from Merix. Identifiable intangible assets acquired included Merix’ customer list, manufacturer sales representative network, and trade name, and were valued at $4,100, $1,700 and $390, respectively. The values of the customer list and manufacturer sales representative network are being amortized over twelve years, and the value of the trade name is being amortized over two years.

E.	Reflects the elimination of restructuring expense related to the Merix Acquisition and the Recapitalization for the year ended December 31, 2010, including $4,561 of severance and other costs related to the integration of the Merix business, and a $4,441 fee for the cancellation of a monitoring and oversight agreement in connection with the Recapitalization.

F.	Reflects the elimination of interest expense of $1,315 associated with Viasystems’ Mandatory Redeemable Class A Junior preferred stock (the “Class A Preferred”) for the period from January 1, 2010 to February 16, 2010. The Class A Preferred was converted into common stock of Viasystems in connection with the Merix Acquisition.

G.	Reflects the elimination of interest expense of $343 for the period from January 1, 2010 to February 16, 2010, associated with the $68,950 principal amount of Merix’ Senior Subordinated Convertible Notes due 2013 which were cancelled in connection with the Merix Acquisition.

H.	Reflects forgone interest income of $9 for the year ended December 31, 2010, as a result of certain cash expenditures made in connection with the Merix Acquisition and related transactions including i) the payment of $35,326 cash consideration, ii) the payment of a $4,441 fee for the cancellation of a monitoring and oversight agreement in connection with the Recapitalization and iii) the payment of $2,342 of financing fees associated with a $75,000 senior secured revolving credit facility entered into in connection with the Merix Acquisition (the “Senior Secured 2010 Credit Facility”).

I.	Reflects the net reduction to amortization of deferred financing costs of $24 for the year ended December 31, 2010, for the i) elimination of Merix’ historical deferred financing costs amortization for the period from January 1, 2010 to February 16, 2010, and ii) addition of amortization expense associated with capitalized costs related to the Senior Secured 2010 Credit Facility.

J.	Reflects the elimination of $125 of fees incurred during the period from January 1, 2010 to February 16, 2010, under a monitoring and oversight agreement which was terminated in connection with the Recapitalization.

K.	Reflects the income tax effect of $490 for the year ended December 31, 2010, related to the foregoing pro forma adjustments. As a result of Viasystems’ and Merix’ existing income tax loss carry-forwards in the United States, no income tax has been provided related to the pro forma adjustments related to that jurisdiction. The $490 pro forma adjustment primarily relates to the income tax effect of pro forma adjustments affecting Viasystems’ and Merix’ subsidiaries in China.

L.	Reflects the elimination of the accretion of Redeemable Class B Senior Convertible preferred stock (the “Class B Preferred Stock”) of $1,053 for the period from January 1, 2010 to February 16, 2010. The Class B Preferred was converted into common stock of Viasystems in connection with the Recapitalization.

M.	Reflects the elimination of non-cash adjustments to net income of $29,717 and $105,021 for the year ended December 31, 2010, related to the conversion of Viasystems’ Mandatory Redeemable Class A Junior preferred stock and the Class B Preferred Stock, respectively, to common stock of Viasystems in connection with the Recapitalization.

N.	Reflects an adjustment to basic and diluted weighted average shares outstanding to reflect the common stock issuance and conversions related to the Merix Acquisition and the Recapitalization as if they had occurred on January 1, 2010.